Exhibit 99.2

Second Quarter Fiscal 2009

Conference Call Remarks

May 5, 2009

7:30 a.m. CT

SEAN

Good morning and thank you for joining us.

On the call today are Russ Fradin, our Chairman and CEO, and John Park, our CFO.

Before we get started, let me highlight that when we discuss revenues, we’re referring to net revenues, or revenues before reimbursements.

And, during this call, we will discuss “underlying” operating income, net income, earnings per share and Adjusted EBITDA amounts. These are non-GAAP financial measures that provide a better understanding of our underlying performance. Please refer to this morning’s press release to obtain a reconciliation of U.S. GAAP to these measures.

On this call we may make forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Please refer to our most recent SEC filings for more information on risk factors that could cause actual results to differ. Hewitt disclaims any obligation to update or revise any forward-looking statements made on this call.

At the conclusion of the call we’ll conduct a question and answer session. During the Q&A session we ask that as a courtesy to others you please limit yourself to one question.

Now I’ll turn it over to Russ.

RUSS

Thanks Sean and good morning everyone. Thank you for joining us.

This morning I’ll cover the highlights of our second quarter, including comments on the business environment, before turning the call over to John for a more detailed review of our financial results and outlook.

Let me begin by saying how pleased I am with our team’s strong performance once again this quarter. This reflects a lot of the hard work that we’ve done over the past year to become more efficient while focusing on growing the business. Despite significant economic headwinds, we expanded our underlying operating margin by over 500 basis points and grew our Consulting business by 4% on an organic constant currency basis.

Let me highlight a few key points for the quarter:

First, our Retirement and Financial Management team in Consulting had another great quarter, achieving double digit organic constant currency growth. Health Management Consulting had another solid quarter, growing in the mid-single digits on an organic constant currency basis. Overall, the Consulting segment continues to show good traction in improving the efficiency of our business model with over a 200 basis point gain in margin.

Second, we continued to reduce the year-over-year operating loss in our HR Business Process Outsourcing business. We increased efficiency in service delivery, lowered overhead, and saw benefit from the renegotiation of contractual terms with various clients in our portfolio.

Third, we also improved the margin in Benefits Outsourcing by over 200 basis points compared to last year. This was due to a number of productivity changes we made, combined with the fact that our margin last year was impacted by some one-time client investment charges we absorbed.

Our team continues to work diligently to add value to our clients during these difficult times. In Consulting, our proactive approach has enabled us to win business with new and existing customers in areas that involve assessing pension valuations, revising investment and compensation strategies, and controlling health care costs. This has helped to offset downturns in services that are more discretionary in nature, which include a good part of our Talent and Organizational Consulting and Communication practices. While we can deliver discretionary projects with a payback in both good times and bad, it is clear the recession is having a noticeable impact on client expenditures for these services.

The recession has also impacted our Benefits Outsourcing business, as we experienced a decline in discretionary project work during the quarter, despite the fact that we still produced some modest growth in the overall participant count. We also saw a lengthening in sales cycles due to delays in decision-making. This economic environment remains a challenging one for driving revenue growth and we intend to manage the business as if this will continue for the foreseeable future.

While professionally serving our clients, we remained focused on improving productivity by streamlining our cost structure and prudently managing our own discretionary spending. To date our collective efforts to realize topline opportunities and manage expenses have helped to counter the impact of the recession on our overall business.

We are pleased with our performance year to date, particularly in the face of such extraordinary business conditions. We feel that we are well positioned heading into the second half of the fiscal year and are reaffirming our full year earnings prospects.

Now I’ll turn the call over to John to cover our financial results and business outlook.

JOHN

Thanks Russ, and good morning everyone.

Let me start by highlighting our consolidated results.

Second quarter reported net revenues declined 3% compared to the prior-year quarter. However, net revenues grew 3% after adjusting for unfavorable currency translations, acquisitions and divestitures, third party revenues, and the favorable impact of an HR BPO contract settlement in the prior-year.

Reported operating income grew 56% in the second quarter to $107 million, compared to $68 million in the prior-year. Underlying operating income increased by 66% to $98 million, compared to $59 million last year. Note that our underlying results exclude the following one-time items:

The current quarter had $9 million in pretax gains related to the sales of two non-core HR BPO businesses.

Last year’s quarter had the following four unusual items:

•	A $35 million pretax net gain related to the divestiture of the Cyborg business;

•	$19 million in pretax net charges related to HR BPO contract restructurings;

•	$8 million in pretax charges related to our real estate restructuring; and

•	$1 million in pretax contributions from our recently-divested HR BPO businesses.

Excluding these items, underlying operating margin increased by 530 basis points to 13.1%, primarily driven by the reduction in our HR BPO loss. In this quarter’s results we have also absorbed about $6 million in Real Estate charges, as the sublet market has softened, and made additions to a reserve related to a previously-disclosed legal matter.

Our reported effective tax rate for the current quarter was 32.6%, compared with 36.2% in last-year’s quarter. The lower effective tax rate was primarily driven by the impact of the sale of the HR BPO Latin America business and certain other discrete items recorded during the quarter. On an underlying basis, our effective tax rate was 37.1% in the current quarter and 39.0% in last year’s quarter. The lower underlying rate was driven by discrete items recorded during the second quarter, but we do expect our full year underlying rate to be about 38% primarily due to a number of small discrete items.

Reported net income for the second quarter increased to $68 million, or 71 cents per diluted share, compared with $44 million, or 43 cents per diluted share last year. Adjusting for the unusual items I just covered, we recorded earnings of 60 cents per diluted share compared to 36 cents per diluted share last year.

For the six-month period, cash flow from operations was $127 million, compared with $37 million in the prior-year period. Free cash flow was $65 million, compared with negative $19 million in the prior year six-month period. This increase in free cash flow reflects improved receivables collections and lower tax payments.

Capital expenditures were $63 million in the six-month period, compared with $57 million in the prior year six-month period. This higher capex reflects increased investment in client-facing software applications. For 2009, we continue to anticipate capital investment slightly above 2008 levels.

Adjusted EBITDA for the six-month period improved to $276 million, compared with $268 million last year. The increase was driven by improved HR BPO operating performance that more than offset lower Outsourcing implementation fees.

Regarding our $300 million share repurchase authorization, during the second quarter we bought back 383,000 shares for a total of $10 million. Through May 4th we’ve repurchased 790,000 shares for a total of $21 million against the overall authorization.

Our share repurchase activity is consistent with our strategy to prioritize acquisition opportunities to support our growth and to proceed cautiously in light of the unusual market volatility.

Now let me give you a few highlights of the performance of each of the businesses. As a reminder, my comments regarding underlying results are adjusted for the unusual items that I detailed a moment ago.

In Benefits Outsourcing, reported second quarter revenue increased 2%. Revenue grew 3% when adjusting for acquisitions, unfavorable currency and last year’s contract restructuring. Revenue in the current quarter was helped by the realization of $20 million in previously deferred revenues related to the settlement of a contract dispute, which more than offset a decline in project revenue. End user participant counts of 19.8 million increased by 1% compared to last year.

Second quarter underlying Benefits margins improved by 230 basis points to 24.9%. This was principally due to infrastructure cost management actions related to our Lean program and improved vendor spending management that more than offset the impact of an acquisition in the prior year and reduced project work. It is also worth noting that last year we absorbed some one time investment items related to several large and complex client projects.

Regarding the sales environment for Benefits, we continue to see high levels of activity both in the large company and middle markets. Our pipeline is healthy, but the sales closing process has become more challenging in this demanding business environment.

In HR BPO, reported revenue declined 15%. However, revenue decreased about 2% when adjusting for unfavorable currency translation, divestitures, third-party revenue, and last year’s contract restructuring. The decline was due to planned service reductions to certain clients and client losses that more than offset the impact of new clients going live and higher project work.

The HR BPO underlying segment loss was $10 million in the quarter, compared with a loss of $33 million last year. The improvement versus last year was due to staffing leverage, lower amortization of intangibles, higher project work, and some improved contract terms.

This was another satisfying quarter for us in HR BPO, but as we’ve said before, future progress is likely to be choppy due to the relatively small number of contracts in the portfolio and client-specific situations. The second half of the year will reflect the liquidation of two clients in our HR BPO portfolio, and some lessening of scope on three contracts.

In terms of the market, we are starting to see some pickup in demand for our HR BPO services, but we will remain selective in pursuing new opportunities.

In Consulting, segment revenue declined 7% on a reported basis but grew 4% when adjusting for unfavorable currency translation and the impact of acquisitions.

Our Retirement and Financial Management practice grew in the low teens and our Health Management practice grew in the mid-single digit range. Our Talent and Organizational Consulting practice declined in the low double digits, with softness across all regions, and the Communication practice declined in the high teens.

Second quarter underlying Consulting margins improved by 230 basis points to 13.3%. The margin expansion was principally due to compensation leverage, and discretionary expense management which more than offset additions to a reserve related to a previously-disclosed legal matter.

Before moving to guidance, I’d like to briefly comment on two small divestitures in the second quarter that I previously identified as items that we adjusted out of our underlying results, namely the sale of our HR BPO Latin America business and our relocation services business. Both divestitures were consistent with our strategy to streamline our HR BPO offerings and to focus on areas where we have a competitive advantage and scale. The divestitures resulted in a combined one-time gain of $9 million that essentially all related to the recognition of cumulative currency translation adjustments for the Latin America business.

Now, turning to our outlook.

We are reaffirming our full year earnings outlook despite the challenging economy. I’ll note that we are modestly adjusting our revenue outlook given the softness in our customers’ discretionary spending.

Note that all of the following is on an underlying basis after excluding the previously disclosed unusual items:

•

We now anticipate a low- to mid-single digit decline in consolidated net revenue. This compares to our prior view of low-single digit decline in net revenue. Our current guidance is comprised of a high single digit decline in Consulting, a roughly flat performance in Benefits Outsourcing, and a high single-digit decline in HR BPO. I’ll note that the modest improvement in our HR BPO revenue outlook reflects the impact of our divested businesses.

•

Our outlook for operating income is unchanged at $420 to $435 million. HR BPO and Consulting are expected to be the most significant contributors to the improvement over last year, with solid margin improvement anticipated for both. We anticipate roughly flat margins in Benefits Outsourcing as we continue to invest in the business.

•

Regarding HR BPO, we now expect a segment loss in the range of $40 to $50 million in fiscal 2009. This reflects the great progress we made in the first half but contemplates lower levels of ongoing project and client transaction revenue along with the previously-mentioned liquidations and scope reductions. This compares to our previous view of a segment loss in the range of $45 to $55 million.

•	Our outlook for diluted EPS is unchanged at $2.45 to $2.55. This incorporates a slightly lower effective tax rate.

Our expectations for free cash flow have improved slightly. We now expect fiscal 2009 free cash flow to be in-line to slightly above net income, reflecting the improvement we have seen year to date in receivables management.

Lastly, we are maintaining our outlook for Adjusted EBITDA and expect it to grow modestly but lag diluted EPS growth. This reflects stronger operating performance partially offset by lower net deferrals.

Now I’d like to turn the call back to Russ.

RUSS

Thanks, John.

In closing, I’d like to say that I am very pleased with how we fared through the first half of the fiscal year.

While we are certainly looking forward to a time when the economic environment is healthy, we are focused on strengthening our business so that we can emerge even stronger when that time comes while delivering against our earnings targets.

Again I want to thank our leaders and associates for their dedicated service to our clients and for delivering against our operational plans.

We look forward to updating you on our next call. Thank you for joining us today. Operator – we’re ready to take questions.

Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov). Hewitt disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason.